UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

                    N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed by GlyEco, Inc., a Nevada corporation (“GlyEco” or the “Company”), on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 27, 2012, on March 22, 2012, the Company entered into a preliminary agreement (the “Preliminary Agreement”) with MMT Technologies, Inc., a Florida corporation (“MMT Technologies” or the “Seller”), pursuant to which the Company had agreed to purchase the assets and business of MMT Technologies, free and clear of any liabilities or encumbrances, contingent, in part, on the Company and MMT completing a comprehensive asset purchase agreement (the “Acquisition”).

On May 24, 2012, the Company and GlyEco Acquisition Corp. #3, an Arizona corporation and wholly-owned subsidiary (“Acquisition Sub”) of the Company, entered into an Asset Purchase Agreement (the “Agreement”), with MMT Technologies and Mr. Otho N. Fletcher, Jr., the  selling principal of MMT Technologies (the “Selling Principal”).  The Agreement supersedes the terms of the Preliminary Agreement.

MMT Technologies operates an approximate 6,000 square foot facility (the “Property”) located in Lakeland, Florida relating to the processing of used glycol streams, primarily used antifreeze, and selling glycol as remanufactured product.

Pursuant to the Agreement, Acquisition Sub has agreed to purchase on or about June 30, 2012 (the “Closing”) substantially all of the assets other than the Property (the “Assets”) of MMT Technologies, free and clear of all encumbrances, consisting of MMT Technologies’ personal property (equipment, tools, machinery, furniture, supplies, materials and other tangible personal property), inventory, intangible property, contractual rights, books and records, intellectual property, accounts receivable (excluding trade accounts receivable equal to or greater than 90 days), goodwill and miscellaneous assets.  Neither the Company nor Acquisition Sub will assume any of the obligations or liabilities of MMT Technologies or the Selling Principal.

The Agreement states that the aggregate purchase price (the “Purchase Price”) for the Assets shall be $333,000, consisting of a cash payment of $133,000 (the “Cash Payment”) and 200,000 unregistered shares (the “Shares”) of the Company’s common stock (the “Common Stock”), subject to adjustment.  The Cash Payment is based on MMT Technologies having a Net Working Capital (as defined in the Agreement) of $20,000 at Closing.  The Agreement states that the Cash Payment shall be decreased to the extent that MMT Technologies’ Net Working Capital is less than $20,000 at Closing.  If, however, MMT Technologies’ Net Working Capital is greater than $20,000 at Closing, the Company has agreed to pay the full amount of such overage within 15 business days of the Closing. The number of Shares shall be reduced at a rate of one share for each $1.00 of quoted cost to the Company by a PCAOB- registered auditing to audit the financial statements of MMT Technologies to satisfy GlyEco’s public reporting requirements (up to a maximum of $20,000).

At the Closing, the Company shall pay or cause to be paid the Cash Payment.  The Company will also place the Shares in escrow (“Escrow”) to secure the obligations, representations and warranties and indemnification obligations of MMT Technologies and the Selling Principal under the Agreement and Ancillary Documents (as defined in the Agreement).  Shares may be cancelled and retained by the Company from the Escrow, from time-to-time (on a one Share basis for each dollar liability) in connection with any liabilities indemnified by Seller or Selling Principal pursuant to the terms and conditions of the Agreement and the Ancillary Documents.  Any Shares remaining in Escrow, after adjustments permitted under the Agreement, on the first anniversary of the Closing, shall be released and delivered to the extent there remain no further liabilities for which the Company has notice that would be covered by the indemnification obligations under the Agreement.

The Agreement also provides that on the Closing Date, the Company will enter into (i) an Employment Letter  with the Selling Principal pursuant to which the Selling Principal shall serve as the General Manager of Acquisition Sub at an agreed upon salary and bonus structure, and (ii) a lease agreement pursuant to which the Company shall lease the Property from MMT Technologies.   The terms of the Employment Agreement and Lease Agreement will be finalized by the Closing.

The consummation of the Acquisition is subject to the satisfaction or waiver of customary representations and warranties by the parties to the Agreement, the completion of an audit by a PCAOB-registered auditing firm of the Seller’s business to, in part, verify Seller’s existing financials in reference to the Purchase Price and the preparation and delivery of disclosure schedules and other documentation by the parties to the Agreement.

A copy of the Agreement has been filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Description of Exhibit:
10.1
Asset Purchase Agreement, dated May 24, 2012, by and among MMT Technologies, Inc. (the Seller), Ortho N. Fletcher, Jr. (the Selling Principal), GlyEco Acquisition Corp. #3, an Arizona corporation and wholly-owned subsidiary of GlyEco, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: May 30, 2012	By:	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)